Exhibit 99.13

IRREVOCABLE PROXY

Martin Ward (the “Stockholder”), the record owner of 1,369,738 shares of common stock (the “Shares”) of One Horizon Group, Inc., a Delaware corporation (the “Company”), hereby (i) irrevocably grants to, and appoints, Zhanming Wu (“Wu”), or any other person as may be designated in writing by Wu, Stockholder’s proxy and attorney-in-fact (with full power of substitution and re-substitution), for and in the name, place and stead of Stockholder, to vote all of the Shares or grant a consent or approval in respect of the Shares, with respect to the election and/or removal of the Company’s directors, and (ii) revokes any and all proxies heretofore given in respect of the Shares to the extent inconsistent with the terms hereof.

This Proxy is granted pursuant to Section 2.4(c) of that certain Settlement Agreement dated as of October 15, 2018 by and among the Company, Wu, the Stockholder and the other directors of the Company (the “Settlement Agreement”) and is effective from and after the date hereof through and including the earlier of (i) the date as of which the number of shares of common stock of the Company beneficially owned by Wu is less than four million five hundred thousand (4,500,000) shares and represents less than ten percent (10%) of the number of shares of common stock then outstanding and (ii) December 31, 2020, but in no event prior to the Company’s 2019 annual meeting of the stockholders (the earlier of such dates being the “Expiration Date”), at which time this Proxy shall automatically be revoked.

Wu agrees to exercise this Proxy and vote the Shares in accordance with the recommendations of management of the Company in any proxy statement or similar recommendation delivered or conveyed to the Company’s stockholders to the extent such recommendation is not otherwise inconsistent with Section 2.4 of the Settlement Agreement.

This Proxy is given to secure the performance of the duties of the Stockholder under the Settlement Agreement and shall be irrevocable from and after the date hereof through and including the Expiration Date, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy, and shall revoke any and all prior proxies granted by the Stockholder with respect to the Shares to the extent inconsistent with the terms hereof. The power of attorney granted by the Stockholder herein is a durable power of attorney and shall survive the bankruptcy, death, or incapacity of the Stockholder. The proxy and power of attorney granted hereunder shall terminate on the Expiration Date. Without limiting the generality of the foregoing, this Proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware General Corporation Law.

The attorney-in-fact and proxy named above is hereby authorized and empowered by the undersigned at any time after the date hereof and prior to the Expiration Date to act as the undersigned’s attorney-in-fact and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents), at every annual, special, adjourned or postponed meeting of the stockholders of the Company and in every written consent in lieu of such a meeting, but in each case only with respect to the election and/or removal of the Company’s directors as provided in the Settlement Agreement or as may be necessary to ensure that no Designated Director (as defined in the Settlement Agreement) is removed from office prior to the first anniversary of the Expiration Date.

Stockholder shall not commit or agree to take any action inconsistent with the foregoing. Stockholder has plenary voting and dispositive power with respect to such Shares; the Stockholder owns no other shares of the capital stock of the Company other than the Shares; there are no proxies, voting trusts or other agreements or understandings to which such Stockholder is a party or bound by and which expressly require that any of the Shares be voted in any specific manner other than this Proxy; and such Stockholder has not entered into any agreement or arrangement inconsistent with this Proxy.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

This Proxy will terminate and become null and void and of no further effect on the Expiration Date.

Dated: As of January 28. 2019

/s/ Martin Ward
Martin Ward